Exhibit 99.1

Contact:

Stephen S. Galliker

Executive Vice President Finance and Administration, CFO

(617) 250-5733

sgalli@dyax.com

Ivana Magovcevic-Liebisch

General Counsel and Executive Vice President,
Corporate Communications

(617) 250-5759

imagovcevic@dyax.com

Dyax Corp. Announces First Quarter Financial Results

CAMBRIDGE, MA, April 26, 2006 – Dyax Corp. (Nasdaq: DYAX) today announced financial results for the first quarter ended March 31, 2006. The Company will host a webcast and conference call at 10 a.m. (ET) this morning to report financial results and corporate progress for the quarter, and to provide an update on the Company’s lead DX-88 program in hereditary angioedema (HAE).

Financial Results:

For the quarter ended March 31, 2006, the Company reported a net loss of $10.0 million or $0.26 per share, as compared to a net loss of $8.4 million or $0.27 per share for the comparable quarter of 2005. On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Accounting for Stock-Based Compensation”. For the quarter ended March 31, 2006, we recorded an expense for stock-based compensation of $499,000, which is included in research and development and general and administrative expenses in our Selected Consolidated Statement of Operations.

Revenues for the first quarter ended March 31, 2006 decreased to $2.7 million as compared to $3.7 million for the same quarter in 2005. This decrease primarily relates to a significant clinical milestone payment received and recognized in the first quarter of 2005, the decrease in revenues associated with our DX-890 product collaboration with Debiopharm and the conclusion, in late 2005, of a patent license arrangement for the use of phage display in the separations field of use.

The receipt and recognition of clinical milestones received from our collaborators and licensees may vary substantially from quarter-to-quarter due to the timing of their clinical activities.

Under our amended agreement with Debiopharm, signed in December 2005, we are no longer responsible for manufacturing DX-890 for Debiopharm. This change is also reflected in a comparable decrease in research and development expenses. During 2006, we will be reimbursed for the completion of our DX-890 activities including the transfer of technology to Debiopharm.

Year over year quarterly research and development expenses remained consistent at $10.6 million, but there were changes in the type of expenses incurred. During the first quarter of 2006, our development and personnel costs increased. These increases were offset by decreased manufacturing costs associated with the restructuring of the DX-890 product collaboration with Debiopharm, and decreased license expenses.

As of March 31, 2006, Dyax had a total of $73.8 million in cash, cash equivalents, and short term investments, exclusive of restricted cash, an increase of $23.1 million from December 31, 2005. This increase resulted primarily from our $30.1 million in net cash proceeds from our underwritten common stock offering in March 2006, less our operating cash requirements for the quarter. The main reason for raising these funds was to allow us to proceed with a Phase IIb trial in on-pump CABG surgery as well as move forward our other clinical leads.

Corporate Progress:

Henry E. Blair, Chairman and Chief Executive Officer of Dyax, remarked, “We continued to make positive clinical progress during the first quarter, especially in our lead indication for DX-88 in hereditary angioedema. In our Phase III (EDEMA3) placebo-controlled and ongoing, open-label trial, patients are being treated ahead of schedule. To date, over 50% of our clinical trial sites have received IRB approval and are enrolling patients and over a third of the 62 patients have been treated. Contingent upon the successful and timely completion of the EDEMA3 trial and other developmental activities, we anticipate being in a position to receive U.S. regulatory approval by the end of 2007, closely followed by E.U. approval. The Dyax-Genzyme team remains firmly committed to bringing this product to the market for the HAE community.”

With regard to our Phase II (EDEMA2) trial, Mr. Blair commented, “At the end of January, we completed our EDEMA2 trial in which we treated 240 attacks, with the last 66 attacks being treated through subcutaneous administration. In addition, we presented topline results from the EDEMA2 trial at the AAAAI conference in March, which included positive data on both the intravenous and subcutaneous routes of administration. All types of attacks were successfully treated, including life-threatening laryngeal attacks, and the overall median time to onset of improvement was 28 minutes, with the subcutaneous administration being slightly lower at 20 minutes. Furthermore, we are currently designing a Phase IIb study for DX-88 in on-pump CABG surgery to be started in the second half of 2006.”

Mr. Blair continued, “During the quarter, particularly in the area of drug discovery, we continued to work on our DX-2240 antibody for oncology indications and also advanced our DX-2300 antibody for inflammatory indications into formal development. We look forward to filing an IND in 2007 for DX-2240, with DX-2300 planned to follow shortly thereafter. A presentation on DX-2240 data will be given on April 28, 2006 at the 3rd Annual Cambridge Healthtech Institute Monoclonal Antibodies Conference in Boston.”

2006 Guidance:

Regarding Dyax’s financial outlook for the year 2006, Stephen S. Galliker, Executive Vice President of Finance & Administration and Chief Financial Officer of Dyax, commented, “We believe that existing cash and cash equivalents plus anticipated cash flow from product revenues and collaborations will be sufficient to support our current operating plans into 2008. Currently, we expect our net cash consumption for the year 2006 to be approximately $40 million. This increase from our year end 2005 cash consumption estimate results from our decision to initiate a Phase IIb trial in on-pump CABG surgery.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session to discuss first quarter 2006 financial results and company progress.

Date:	Wednesday, April 26, 2006
Time:	10:00 a.m. ET
Telephone Access:	Domestic callers, dial 866-356-4441
International callers, dial 617-597-5396
Passcode I.D. 64393435
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for live webcast. Participants may register in advance.

A replay of the conference call will be available through May 26, 2006 and can be accessed by dialing 888-286-8010. International callers should dial 617-801-6888. The replay passcode I.D. for all callers is 44277519. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax Corp. is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on cancer and inflammatory indications. Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development.

Dyax’s lead product candidate is DX-88, a recombinant small protein that is currently in clinical trials for its therapeutic potential in two separate indications. In its joint venture with Genzyme

Corporation, Dyax has successfully completed three Phase II trials of DX-88 for the treatment of hereditary angioedema (HAE). A pivotal Phase III trial is ongoing. Independently, Dyax has successfully completed a Phase I/II trial of DX-88 for the prevention of blood loss during heart surgery (CABG procedures) and is planning a Phase IIb trial while it continues partnering discussions for further development of DX-88 in this indication. DX-88 has orphan drug designation in the U.S. and E.U., as well as Fast Track designation in the U.S., for the treatment of HAE.

Dyax identified DX-88 and other compounds in its pipeline using Dyax’s patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages its technology broadly with over 75 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents.

Dyax is headquartered in Cambridge, Massachusetts, and has antibody discovery facilities in Liege, Belgium. For online information about Dyax Corp., please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements regarding Dyax Corp., including statements regarding its future cash resources, projected use of cash, antibody discovery technology, clinical trials of DX-88 and plans for clinical development of other compounds, and ongoing and future collaborations and licenses. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with:  the timing and results of clinical trials, regulatory review of Dyax’s products and related trials for approval, Dyax’s efforts to develop and commercialize novel products, its dependence on collaborators for development, clinical trials, manufacturing, sales and distribution of products developed by or licensed to collaborators, its changing requirements and costs associated with planned research and development activities, intense competition, the uncertainty of patent and intellectual property protection, Dyax’s dependence on key management and key suppliers, the impact of future alliances or transactions involving Dyax or others, and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp. EDEMA2 and EDEMA3 are service marks of Dyax Corp.

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DYAX CORP.

SELECTED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2006	2005
	(In thousands, except share and per share data)

Product development and license fee revenues	$2,674	$3,707

Operating expenses:
Research and development (1)	10,592	10,562
less: Research and development expenses reimbursed by joint venture	(3,907)	(4,028)
Equity loss in joint venture	2,445	2,194
General and administrative (2)	3,854	3,437
Total operating expenses	12,984	12,165

Loss from operations	(10,310)	(8,458)
Other income, net of expense	313	11

Net loss	$(9,997)	$(8,447)

Basic and diluted net loss per share	$(0.26)	$(0.27)

Shares used in computing basic and diluted net loss per share	39,106,230	31,581,465

(1) Includes $286 of stock-based compensation expense for the three months ended March 31, 2006.

(2) Includes $213 of stock-based compensation expense for the three months ended March 31, 2006.

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(Unaudited)

	March 31, 2006	December 31, 2005
	(In thousands)
Cash and cash equivalents	$35,620	$8,640
Short term investments	38,183	42,024
Restricted cash	4,410	4,408
Working capital	61,165	41,756
Total assets	96,310	75,917
Stockholders’ equity	61,789	40,938